EXHIBIT 16.2


                                                            May 16, 2003

U.S. Securities and Exchange Commission
Washington, D.C.  20549

Gentlemen:

     We acknowledge receipt of a copy of the disclosures set forth in the current report of PayStar Corporation on Form 8-K dated May 14, 2003 (Commission File No. 000-32197) under the heading "Item 4. Change in Registrant's Certifying Accountant." This letter will confirm that we agree with the statements made by the registrant pertaining to our firm in that section.

     There were no disagreements with the Company for the annual period or for the period up to the date of dismissal.

                                   Very truly yours,

                                   /s/ Perry-Smith LLP
                                   Perry-Smith LLP